UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 30, 2006
MarketAxess Holdings Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-50670 (Commission File Number)	52-2230784 (IRS Employer Identification No.)
140 Broadway, 42nd Floor
New York, New York 10005

 (Address of principal executive offices)     (Zip Code)
Registrant’s telephone number, including area code (212) 813-6000

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     MarketAxess Holdings Inc. (the “Company”) and Richard M. McVey, President, Chief Executive Officer and Chairman of the Board of Directors of the Company, entered into a Restricted Stock Agreement (the “Agreement”) dated as of January 31, 2006, pursuant to the Company’s 2004 Stock Incentive Plan (the “Plan”). The Agreement documents the issuance of 405,000 shares of the Company’s common stock, par value $.003 per share (the “Shares”) that was approved on January 31, 2006. The Agreement was accepted by Mr. McVey on March 30, 2006. A copy of the Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference.
     Pursuant to the Plan and the Agreement, the Shares are subject to certain restrictions, which restrictions will expire in accordance with the provisions of the Plan and the Agreement. While the restrictions are in effect, the Shares subject to such restrictions are referred to as “Restricted Stock.” The Restricted Stock vests and ceases to be restricted (but remains subject to the other terms of the Agreement and the Plan) in five equal annual installments, commencing on February 1, 2007. Notwithstanding the foregoing, the Restricted Stock will vest and cease to be restricted (but will remain subject to the other terms of the Agreement and the Plan) upon the attainment of certain specified performance goals, as determined by the Company’s Compensation Committee in its sole discretion. In addition, vesting is accelerated upon certain termination and change of control events.
Item 9.01 Exhibits
10.1	Restricted Stock Agreement Pursuant to the MarketAxess Holdings Inc. 2004 Stock Incentive Plan, dated as of January 31, 2006, by and between MarketAxess Holdings Inc. and Richard M. McVey.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARKETAXESS HOLDINGS INC.
Date: April 4, 2006	By:	/s/Richard M. McVey
		Name:	Richard M. McVey
		Title:	Chief Executive Officer

EXHIBIT INDEX
Exhibit
10.1	Restricted Stock Agreement Pursuant to the MarketAxess Holdings Inc. 2004 Stock Incentive Plan, dated as of January 31, 2006, by and between MarketAxess Holdings Inc. and Richard M. McVey.

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